Exhibit 99.1
NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS FOURTH QUARTER
AND FISCAL YEAR-END FINANCIAL RESULTS FOR 2008
Conference Call Scheduled for September 16, 2008
EMERYVILLE, CA, September 16, 2008 - Neurobiological Technologies, Inc. (NTI®) (NASDAQ: NTII) today announced its financial results for its fiscal fourth quarter and year ended June 30, 2008.
For fiscal year 2008, the Company reported revenue of $14.8 million, compared to revenue of $17.7 million for the prior year. The net loss for fiscal 2008 was $16.3 million, or $0.84 per share, compared with a net loss of $14.1 million, or $3.26 per share, in fiscal year 2007. At June 30, 2008, the Company’s combined balance of cash, cash equivalents and short-term investments was $30.0 million. In addition, the Company held $11.9 million in auction rate securities which it has classified as long-term investments.
“Fiscal 2008 highlighted our commitment to develop Viprinex™ for acute ischemic stroke,” stated Paul E. Freiman, president and chief executive officer. “To advance the Viprinex™ clinical trial program, at the beginning of the year we raised $55 million, net, from the proceeds of an underwritten public offering. Using the proceeds from this offering, we are currently investigating Viprinex in two Phase 3 clinical trials as a treatment for stroke, and believe that Viprinex has potential for a longer time-window for administration and a better safety profile than the one drug on the market for stroke currently, rt-PA (recombinant tissue plasminogen activator), which is marketed in the United States by Genentech as Activase®. Recently, we announced that we had reached the number of patients treated in our studies that is needed for our independent Data Safety Monitoring Board (DSMB) to conduct the first efficacy review of Viprinex since we initiated our clinical program in our fiscal 2006. I am pleased that we are on track to have this futility analysis completed by no later than the first quarter of 2009.”
For the fourth quarter ended June 30, 2008, the Company reported revenue of $3.5 million compared to $4.0 million for the same period in 2007. The net loss for the quarter ended June 30, 2008 was $3.5 million, or $0.13 per share, compared with a net loss of $4.2 million, or $0.91 per share, for the same period in 2007.
Conference Call Information
NTI will web cast its year end financial results conference call on September 16, 2008 at 10:30 a.m. (ET), 7:30 a.m. (PT). Dial-in number 877-874-1565 (U.S. and Canada), 719-325-4822 (international). The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. Playback of the conference call will be available from 1:30 p.m. (ET) September 16, 2008 through midnight (ET) on September 23, 2008. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 2312764.
About Neurobiological Technologies, Inc.
Neurobiological Technologies, Inc., (Nasdaq: NTII) is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The Company’s most advanced product candidate, Viprinex™ (ancrod), is in Phase 3 clinical testing as a novel investigational drug for the treatment of acute ischemic stroke. Viprinex has multiple mechanisms of action and is specifically designed to double the time period that patients can be treated after the onset of a stroke. Acute ischemic stroke is one of the most prevalent, debilitating and costly diseases in the world for which there are few acceptable treatment options. NTI also has early-stage development programs for Alzheimer’s and Huntington’s diseases and rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug in Phase 3 trials for brain swelling.
NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding the development of Viprinex for acute ischemic stroke, delays or other problems with our clinical trials, the outcome of the interim analysis, the time and costs for obtaining approval for Viprinex, and levels of future expenditures and capital resources needed to fund operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as updated periodically in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release and we undertake no obligation to update these forward-looking statements.
- FINANCIAL TABLES TO FOLLOW -

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2008	2007	2008	2007
	(Unaudited)
REVENUES
Royalty	$2,008	1,901	$8,253	$6,853
Technology sale and collaboration services	1,505	2,093	6,507	10,820

Total revenues	3,513	3,994	14,760	17,673

EXPENSES
Research and development	5,760	7,508	24,581	26,737
General and administrative	1,548	1,792	6,876	6,537

Total expenses	7,308	9,300	31,457	33,274

Operating loss	(3,795)	(5,306)	(16,697)	(15,601)
Interest expense	—	—	(2,479)	—
Impairment charge for decrease in fair value of investments	—	—	(1,778)	—
Interest income	234	140	1,254	493
Non-cash gain on decrease in fair value of warrants	107	980	3,378	980

NET LOSS	$(3,454)	$(4,186)	$(16,322)	$(14,128)

BASIC and DILUTED NET
LOSS PER SHARE	$(0.13)	$(0.91)	$(0.84)	$(3.26)

Shares used in basic and diluted net loss per share calculation	26,913	4,669	19,437	4,338

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30,
	2008	2007

Cash and cash equivalents	$27,941	$5,538
Short- and long-term investments	13,889	3,419
Working capital	21,817	(3,973)
Total assets	43,187	10,921
Stockholders’ equity (deficit)	20,286	(22,093)